SUB-ITEM 77I:  Terms of new or amended securities.

On September 27, 2002, the Trust registered a new portfolio, the Asset Allocation Fund, offering Service and Institutional share classes. The information required by Sub-Item 77I is incorporated by reference to the Prospectuses and Statement of Additional Information contained in Post-Effective
 Amendment No. 19 to the Trust's Registration Statement on Form N-1A filed on September 27, 2002.